COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE TWELVE MONTHS PERIODS ENDED AS OF DECEMBER 31, 2002 AND 2003
Figures in Thousands of Constant Ch$ as of December 31, 2003

	2003	2002

NET CASH PROVIDED BY USING IN OPERATING ACTIVITIES	284.325.357	327.972.395

Net income (Gain/Losses)	10.133.882	(17.857.180)

Result in sales of assets	(5.212.477)	(7.838.158)

Loss in sale of fixed assets	(1.688.868)	112.479
Gain in sales of investments (less)	(3.590.114)	(7.950.637)
Loss in sales of investments	66.505	0

Charges (credits) to income not affecting cash flows:	329.547.148	361.376.950

Depreciation	269.190.875	265.361.676
Intangibles amortization	1.903.908	1.022.873
Write-off and provisions	35.909.065	30.671.005
Equity earnings from related companies (less)	(1.094.394)	(2.490.146)
Equity losses from related companies	413.633	111.213
Amotization of goodwill	23.083.782	24.908.512
Price-level restatement (net)	(376.325)	6.226.426
Gain (loss) on foreign currency transactions	(258.331)	2.816.308
Other credits not affecting cash flows	(7.510.889)	(20.156.569)
Other charges not affecting cash flows	8.285.824	52.905.652

Decrease (increase) in current assets:	(28.183.993)	79.078.617

(Increase) Decrease in trade receivables	(38.701.080)	(25.368.337)
(Increase) Decrease in inventories	(6.991.681)	11.347.555
(Increase) Decrease in other current assets	17.508.768	93.099.399

Increase (decrease) in current liabilities:	(22.099.918)	(87.558.158)

Increase (decrease) in due to related companies,
related with operating activities	(34.182.991)	(49.902.474)
Increase (decrease) in accrued interest payable	(3.821.194)	(1.170.913)
Increase (decrease) in income tax payable, net	18.727.278	14.816.061
Increase (decrease) in other accounts payable
related with non operating result	(3.680.001)	(50.930.904)
Increase (decrease) in value-added tax, net, and other	856.990	(369.928)

Income ( loss) of minority interest	140.715	770.324

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE TWELVE MONTHS PERIODS ENDED AS OF DECEMBER 31, 2002 AND 2003
Figures in Thousands of Constant Ch$ as of December 31, 2003

	2003	2002

NET CASH PROVIDED BY FINANCING ACTIVITIES	(171.783.032)	(256.454.544)

Increase in bank borrowings	-	13.953.811
Debentures	19.961.620	-
Other financing sources	-	1.690.744
Repayment of dividends (less)	(16.716.505)	(1.369.652)
Repayment of loans (less)	(94.607.064)	(143.772.174)
Repayment of debentures (less)	(80.415.749)	(116.790.726)
Repayment of loans to related companies (less)	-	(10.166.547)
Other financing disbursements (less)	(5.334)	-

NET CASH USED IN INVESTING ACTIVITIES	(99.949.156)	(135.761.310)

Sale of fixed assets	1.078.851	737.572
Sale of investments in related companies	33.498.220	28.651.106
Sale of other investments	59.179.927	-
Other revenues from investments	208	160.698
Additions to fixed assets (less)	(153.010.755)	(100.298.646)
Payment of capitalized interests (less)	-	(4.392.473)
Investments in related companies (less)	-	(121.091)
Investments in financial instruments (less)	(33.162.732)	(30.471.965)
Other investment disbursements (less)	(7.532.875)	(30.026.511)

NET CASH FLOW FOR THE PERIOD	12.593.169	(64.243.459)

PRICE-LEVEL RESTATEMENT EFFECT ON CASH AND CASH EQUIVALENTS	(506.038)	(2.266.750)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12.087.131	(66.510.209)

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	21.243.526	87.753.735

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	33.330.657	21.243.526

Última actualización 28-01-2004
Por Telefónica CTC Chile